Exhibit 10.2

EXECUTION VERSION

note and INITIAL SETTLEMENT SHARES ISSUANCE AGREEMENT

THIS NOTE AND INITIAL SETTLEMENT SHARES ISSUANCE AGREEMENT (this “Agreement”) is made as of May 16, 2025, by and among VenHub Global, Inc. a Delaware corporation (the “Company”) and Target Global Acquisition I Corp., a Cayman Islands exempted company (“TGAA”).

WHEREAS, the Company, TGAA and the other parties thereto are entering into a Settlement, Termination and Mutual Release Agreement, dated May 16, 2025 (the “Settlement Agreement”), pursuant to which the consideration to be provided to TGAA includes, among other things (i) 3,462,375 shares (the “Initial Settlement Shares”) of common stock, par value $0.001 per share of the Company (“Common Stock”) a senior secured note in the initial aggregate principal amount of $2.5 million (the “Note” and together with the Initial Settlement Shares the “VHUB Securities”) for the release of claims described therein;

WHEREAS, the Company and TGAA are also entering into an Investor Rights Agreement which grants demand and piggyback registration rights, tag-along rights and information rights, rights upon certain Company liquidity events and other additional rights (the “Investor Rights Agreement”);

WHEREAS, the Company and TGAA are also entering into an Agreement Relating to Lock-Up Securities with respect to a portion of the Initial Settlement Shares;

The parties hereby agree as follows:

1. Issuance of VHUB Securities. Subject to the terms and conditions of this Agreement, the Company agrees to issue and deliver to TGAA at the Closing, a senior secured note in the form attached hereto as Exhibit A (plus any subsequent increase in the principal amount of the Note as a result of accruals of PIK Interest (as defined below)).

(a) On the Maturity Date, all accrued and unpaid interest shall be payable by the Company in cash.

(b) If any Interest Payment Date would otherwise be a day that is not a Business Day (other than the Interest Payment Date that is also the Maturity Date), such Interest Payment Date shall be postponed to the immediately succeeding day that is a Business Day, except that if that Business Day is in the immediately succeeding calendar month, the Interest Payment Date shall be the immediately preceding Business Day.

1.1 Closing; Delivery.

(a) The issuance and sale of the Note shall take place remotely via the exchange of documents and signatures on the date hereof (as defined herein) or at such other time and place as the Company and TGAA mutually agreed upon, in writing (which time and place are designated as the “Closing” and the date of the Closing as the “Closing Date”).

(b) At the Closing, the Company shall (i) issue and deliver to TGAA the Note; (ii) direct the Company’s transfer agent to issue and deliver the Initial Settlement Shares on the Closing Date and deliver evidence of such issuance to TGAA within two Business Days of the Closing Date, (iii) authorize the wiring in same day available funds of the $225,000 cash consideration held in the attorney escrow account to be made to TGAA to the account provided by TGAA.

1.2 Assumption of the Note. Except as set forth in this Section 1.2, the rights and obligations of the Company set forth herein may not be assigned or assumed to or by any Person without the express written approval of the Requisite Holders (as defined below).

1.3 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Affiliate” means, with respect to another Person, a Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing partner, managing member, officer, director or trustee of such Person, or any venture capital fund, investment adviser or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person. For the purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (b) the power to elect or appoint at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person.

(b) “Business Combination” means any merger, acquisition, share transfer or other material corporate transaction in connection with which the Company, directly or indirectly, acquires, is acquired by or otherwise combines or consolidates with a special purpose acquisition company (a “SPAC”) or a subsidiary of a SPAC, including any transaction in which a newly formed shell company acquires, directly or indirectly, both the Company and the SPAC, (the “Business Combination Agreement”).

(c) “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases as are necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(f) “Indebtedness” means, without duplication, all (a) indebtedness for borrowed money or other obligations upon which interest charges are customarily paid, (b) notes payable, bonds, debentures or similar instruments, whether or not representing obligations for borrowed money, (c) obligations under conditional sale or other title retention agreements relating to property or assets or representing the deferred purchase price for property or services (other than trade accounts payable incurred in the ordinary course of business), (d) indebtedness or obligations of others secured by any mortgage or lien on property owned or acquired subject to such mortgage or lien, whether or not the indebtedness or obligations secured thereby shall have been assumed, (e) all guaranties, endorsement and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be so reflected in the Company’s balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (f) net obligations under any hedging agreement (valued, as of any date of determination, at the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such hedging agreement were terminated on such date (the “Agreement Value”)), (g) all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all obligations as an account party in respect of letters of credit or in respect of bankers’ acceptance and (i) all synthetic lease obligations or that portion of any lease payments due under leases required to be capitalized in accordance with generally accepted accounting principles consistently applied, in each case that is secured or unsecured. Notwithstanding any provision to the contrary herein, all obligations of the Company and its subsidiaries that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of this Agreement and the Note (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to this Agreement or the Note.

(g) “Key Employee” means Shahan Ohanessian, Chief Executive Officer, Shoushana Ohanessian, President, and Matthew Hildalgo, Chief Executive Officer of the Company.

(h) “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation and assuming such knowledge as the individual would have as a result of the reasonable performance of his or her duties in the ordinary course of the following officers: Shahan Ohanessian, Shoushana Ohanessian, and Matt Hidalgo.

(i) “Leased Real Property” means each parcel of real property leased by the Company and used in or necessary for the conduct of the Company business as currently conducted (together with all rights, title and interest of the Company in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith).

(j) “Material Adverse Effect” means an individual or cumulative adverse change in or effect on the business, customers, customer relations, operations, properties, working capital, financial condition, assets, properties, or liabilities, taken as a whole, that is reasonably expected to be materially adverse to the business, operating projects, properties, financial condition, assets, or liabilities of the Company.

(k) “Maturity Date” with respect to any Note, is May 16, 2030.

(l) “Outstanding Principal Balance” with respect to any Note, is the principal sum set forth on the Note as such amount may be increased pursuant to the payment of PIK Interest on such Note.

(m) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(n) “PIK Interest” shall mean the accrued interest that is added to the principal amount of TGAA pursuant to Section 1.

(o) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(p) “Transaction Agreements” means this Agreement and the Note, the Investor Rights Agreement and the Agreement Relating to Lock-Up Securities.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to TGAA that, except as set forth on the Disclosure Schedule attached as Exhibit B to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 2, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

For purposes of these representations and warranties (other than those in Sections 2.2, 2.3, 2.4, 2.5, and 2.6), the term the “Company” shall include any Subsidiaries (defined below) of the Company, unless otherwise noted herein.

2.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2 Capitalization.

(a) The authorized capital of the Company consists, immediately prior to the Closing, of:

(i) 100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), 28,204,621 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no Common Stock in its treasury.

(ii) 20,100,000 shares of Preferred Stock (as defined below), of which 100,000 shares have been designated Class A Preferred Stock, par value $0.001 per share (the “Class A Preferred Stock”), 100,000 of which are issued and outstanding immediately prior to the Closing, of which 20,000,000 shares have been designated Class B Preferred Stock, par value $0.001 per share (the “Class B Preferred Stock” collectively with the Class A Preferred Stock, the “Preferred Stock”), 606,645 of which are issued and outstanding immediately prior to the Closing. The Company holds no Preferred Stock in its treasury.

(b) [Reserved].

(c) Section 2.2(c) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) each Class of Preferred Stock; and (iii) warrants or stock purchase rights, if any. Except for (A) any preemptive or participation rights accruing to the Preferred Stock, and (B) the securities and rights described in Sections 2.2(a)(ii) and Section 2.2(c) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock.

(d) None of the Company’s stock purchase agreements contain a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(e) 409A. The Company believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

2.3 Subsidiaries; Capitalization of Subsidiaries. Except as described in Section 2.3 of the Disclosure Schedule, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4 Authorization. All corporate action required to be taken by the Board of Directors, officers, and stockholders of the Company for the execution and delivery of the Settlement Agreement, the Transaction Agreements and the Note and the issuance the Initial Settlement Shares, the performance of all obligations of the Company under the Settlement Agreement and the Transaction Agreements and the Note to be performed as of the Closing, and the issuance and delivery of each of the Note and the Initial Settlement Shares has been taken or will be taken prior to the Closing. The Settlement Agreement, the Transaction Agreements and the Note, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement and may be limited by applicable federal or state securities laws.

2.5 Validity. Each of Settlement Agreement and the Transaction Agreements has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Note, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.6 Valid Issuance of Shares. The Initial Settlement Shares when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, the Settlement Agreement and the Transaction Agreements, will be duly authorized and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by TGAA. Assuming the accuracy of the representations of TGAA in Section 3 of this Agreement and subject to the filings described in Section 2.7 below, the Shares will be issued in compliance with all applicable federal and state securities laws.

2.7 Governmental Consents and Filings. Assuming the accuracy of the representations made by TGAA in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by the Transaction Agreements, except for filings pursuant to applicable securities laws, which have been made or will be made in a timely manner.

2.8 Litigation. Except as disclosed in Section 2.8 of the Disclosure Schedule, here is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened in writing (i) against the Company or any officer, director or Key Employee of the Company in their professional capacity at the Company; or (ii) to the Company’s knowledge, that questions the validity of any of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by any of the Transaction Agreements; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.9 Intellectual Property.

(a) The Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic institutions with which any of them may be affiliated now or may have been affiliated in the past. Except as set forth on Section 2.9(a) of the Disclosure Schedule, the Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

(b) To the Company’s knowledge, no past or current product or service or activity marketed or sold (or proposed to be marketed or sold) by the Company has infringed or violated, or infringes or otherwise violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.

(c) Other than pursuant to: (i) standard end-user license or services agreements for the Company’s products and services on substantially the Company’s standard forms made available to TGAA, (ii) customary nondisclosure agreements entered into by the Company in the ordinary course of business (that do not include any terms (w) granting the right to use residuals, (x) assigning intellectual property rights, (y) granting express license rights, or (z) constituting a covenant not to assert intellectual property rights); (iii) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement in which they are incorporated; and (iv) licenses to a service provider solely for the purpose of allowing such service provider to provide services to the Company, the Company has not granted to a third person any options, licenses, covenants not to assert, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property that are material to the Company’s business as now conducted.

(d) Other than pursuant to: (i) standard license or services agreements for commercially available software products and cloud services non-exclusively licensed to Company under standard terms; (ii) backup licenses from employees and contractors granted in connection with providing services to the Company; (iii) licenses to Open Source Software, (iv) customary nondisclosure agreements entered into by the Company in the ordinary course of business that do not include any terms (w) granting the right to use residuals, (x) assigning intellectual property rights, (y) granting express license rights, or (z) constituting a covenant not to assert intellectual property rights); (v) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement in which they are incorporated; and (vi) licenses to the Company solely for the purpose of enabling the Company to provide services to the licensor, the Company is not bound by or a party to any options, licenses, covenants not to assert or other grants or agreements of any kind with respect to intellectual property rights of any third person that are material to the Company’s business as now conducted.

(e) To the Company’s knowledge, no third person is presently infringing any Company Intellectual Property in a way that is expected to have a Material Adverse Effect.

(f) The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(g) The Company has taken commercially reasonable measures to maintain and protect all confidential information and trade secrets of the Company that the Company intended to maintain as confidential or a trade secret. To the Company’s knowledge, except as would not reasonably be expected to result in a Material Adverse Effect, there has been no unlawful, accidental or unauthorized access to or use or disclosure of any confidential information and trade secrets of the Company that the Company intended to maintain as confidential or a trade secret.

(h) (i) Each current and former employee and consultant has assigned to the Company all material intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (A) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s business as then conducted or as then proposed to be conducted, (B) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (C) resulted from the performance of services for the Company.

(ii) Each current and former consultant of the Company who was involved in the development of any material Company Intellectual Property or that are otherwise owned or purported to be owned by the Company has assigned to the Company all intellectual property rights that such consultant has solely or jointly conceived, reduced to practice, developed, or made during the period of its consulting relationship with the Company that resulted from such consultant’s performance of services for the Company.

(iii) Each current and former employee and consultant of the Company has executed an agreement with the Company regarding confidentiality and proprietary information, and assignment of intellectual property rights developed by or for the Company, substantially in the form or forms made available to TGAA or their respective counsel (the “Confidential Information Agreements”).

(iv) No such employee or consultant has excluded intellectual property rights from the assignment of intellectual property rights pursuant to such Person’s Confidential Information Agreements, which excluded intellectual property rights would be material to the Company in the conduct of the Company’s business as now conducted or currently proposed to be conducted.

(v) The Company is not aware that any current or former employee or consultant is in violation of any Confidential Information Agreement.

(vi) To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants, or academic institutions with which any of them may be affiliated now or may have been affiliated in the past.

(i) Section 2.9(i) of the Disclosure Schedule lists all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, and licenses to and under any of the foregoing, in each case owned or purported to be owned by the Company.

(j) Except as disclosed in Section 2.9(j) of the Disclosure Schedule, the Company has not embedded, used, linked or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model qualified for the “Open Source” definition promulgated by the Open Source Initiative at www.opensource.org/osd or any other public domain or “community” (or similar) materials (collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company Intellectual Property (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company Intellectual Property; (iii) the creation of any obligation for the Company with respect to Company Intellectual Property owned by the Company, or the grant to any third party of any rights or immunities under Company Intellectual Property owned by the Company; or (iv) any other limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Company Intellectual Property (other than attribution, warranty and liability disclaimer, and notice delivery conditions). The Company is in compliance with all licenses for Open-Source Software that it embeds, links to, uses or distributes.

(k) No government funding, facilities of a university, college, hospital, foundation, other educational institution or research center, or funding from third parties provided specifically for research and development was used in the development of any Company Intellectual Property in a manner that has resulted in such entity retaining any claim of ownership or right to use any such Company Intellectual Property. To the Company’s knowledge, no Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, hospital, foundation or other educational institution or research center in a manner that would affect Company’s rights in the Company Intellectual Property.

(l) (i) The Company uses all Generative AI Tools (as defined below) in compliance with the applicable license terms, consents, agreements, and laws. (ii) The Company has not included and does not include any sensitive Personal Information (as defined below), trade secrets or material confidential or proprietary information of the Company, or of any third person under an obligation of confidentiality by the Company, in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools. (iii) The Company has not used Generative AI Tools to develop any material Company Intellectual Property that the Company intended to maintain as proprietary in a manner that it believes would materially affect the Company’s ownership or rights therein. (iv) For purposes hereof, “Generative AI Tools” means generative artificial intelligence technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts.

2.10 Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Restated Certificate or bylaws (the “Bylaws”), (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, or agreement, to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule or is material to the Company, or (v) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.11 Agreements; Actions.

(a) Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions, outside the ordinary course of business, to which the Company is a party or by which it is bound that involve (i) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (ii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iii) indemnification by the Company with respect to infringements of proprietary rights.

(b) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities in excess of $100,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. For the purposes of (a) and (b) of this Section 2.11, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such section; and

(c) The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

2.12 Certain Transactions. Except as disclosed on Section 2.12 of the Disclosure Schedule:

(a) Other than (i) standard employee benefits generally made available to all employees, standard employee offer letters and Confidential Information Agreements (as defined below), (ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) the purchase of shares of the Company’s Common Stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of the Board of Directors (previously provided to TGAA or their respective counsel), and (iv) the Transaction Agreements, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof; and

(b) The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company beyond routine reimbursements or standard compensation agreements or, to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any contract with the Company.

2.13 Property.

(a) The tangible property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent, encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such tangible property or assets, and liens securing the indebtedness of the Company. With respect to the tangible property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

(b) With respect to each parcel of Leased Real Property the Company has in place a valid, binding, enforceable lease in full force and effect, and the Company enjoys peaceful and undisturbed possession of the Leased Real Property, except as could not reasonably be expected to have a Material Adverse Effect.

2.14 Financial Statements. The Company has delivered to TGAA its audited financial statements (the “Financial Statements”) for the fiscal year ended December 31, 2024 (the “Balance Sheet Date”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present, in all material respects, the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, or in the Disclosure Schedule, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

(a) The Company is a development stage company, and its disclosure controls and procedures are not currently effective to ensure that information required to be disclosed by the Company in its internal control over financial reporting is accurate as a result of the risk of management override, specifically because there are too few employees and officers with management functions and therefore there is a lack of segregation of duties. The Company is not currently aware of any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal accounting controls of the Company.

2.15 Changes. Since the Balance Sheet Date, except as contemplated by, or disclosed in, the Transaction Agreements, there has not been:

(a) any material change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements;

(b) any material damage, destruction or loss, whether or not covered by insurance;

(c) any material waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business;

(e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer or Key Employee of the Company;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k) any material sale, assignment or transfer of any Company Intellectual Property;

(l) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m) any change to the Company’s regular and usual business operations and practices;

(n) to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(o) any arrangement or commitment by the Company to do any of the things described in this Section 2.15.

2.16 Employee Matters.

(a) To the Company’s knowledge, none of the Company’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b) Except as disclosed in Section 2.16(b) of the Disclosure Schedule, the Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c) To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee. The Company does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 2.16(c) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d) The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Company’s Board of Directors.

(e) [Reserved].

(f) [Reserved].

(g) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or threatened, nor is the Company aware of any labor organization activity involving its employees.

(h) Except as disclosed on Section 2.16(h) of the Disclosure Schedule, to the Company’s knowledge, none of the Key Employees or directors of the Company has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor or misdemeanor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.17 Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid, except for those failures to pay that would not reasonably be expected to have a Material Adverse Effect. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed, except for those being contested in good faith and for which appropriate reserves have been established in accordance with GAAP. There are no material examinations or audits of any tax returns or written reports by any applicable federal, state, local or foreign governmental agency that have resulted in any deficiencies asserted or assessments made against the Company. The Company has duly and timely filed or properly extended the filing of all U.S. federal and material state, county, local and foreign tax returns required to have been filed by it.

2.18 Insurance. The Company has in full force and effect valid and basic insurance policies concerning such casualties as are reasonable and customary in the Company’s industry. No insurer has denied or disputed coverage of any material claim made by the Company under any insurance policy within the last twelve (12) months.

2.19 Employee Agreements. Except as disclosed in Section 2.19 of the Disclosure Schedule, each current and former employee, consultant and officer of the Company who has received confidential information of the Company has executed a Confidential Information Agreement. No current or former Key Employee has excluded works or inventions used in the business of the Company from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. To the extent permitted by law, each current and former Key Employee has executed a non-competition and non-solicitation agreement substantially in the form or forms delivered to counsel for TGAA. The Company is not aware that any of its Key Employees is in violation of any agreement described in this Section 2.19.

2.20 Permits. The Company has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21 Corporate Documents. (a) The Restated Certificate and the Bylaws of the Company as of the date of this Agreement are each in the form provided to TGAA. (b) The copy of the minute books of the Company provided to TGAA contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders. (c) The Agreement of Assignment of Intellectual Property Rights (the “IP Assignment Agreement”) dated as of July 1, 2023, by and between Shahan Ohanessian and Shoushana Ohanessian (collectively, the “Assignors”), as of the date of this Agreement is in the form provided to TGAA and has not been amended, modified, terminated or revoked and remains effective.

2.22 Environmental and Safety Laws. Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or, to the Company’s knowledge, threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company in violation of any Environmental Law; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.

For purposes of this Section 2.2, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.23 Foreign Corrupt Practices Act. Neither the Company nor any of its directors, officers, employees or agents have, acting in their professional capacity for the Company, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that it has maintained its books and records to the best of its abilities to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law, and to ensure that all books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company nor any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law (collectively, “Enforcement Action”).

2.24 Sanctions. To the Company’s knowledge, since inception the Company and its subsidiaries have complied in all material respects with applicable laws and regulations pertaining to trade and economic sanctions administered by the United States, European Union, or United Kingdom (collectively, “Sanctions”). To the Company’s knowledge, none of the Company, its subsidiaries, or their respective directors, officers, employees, or, to the Company’s knowledge, the Company’s or subsidiaries’ agents is: (a) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (which as of the date of this Agreement comprise Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine (“Restricted Countries”)); (b) 50% or more owned or controlled by the government of a Restricted Country; or (c) (i) designated on a sanctioned parties list administered by the United States, European Union, or United Kingdom, including, without limitation, the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List (collectively, “Designated Parties”); or (ii) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such persons are prohibited pursuant to applicable Sanctions (each, a “Sanctioned Party” and collectively, “Sanctioned Parties”). To the Company’s knowledge, during the past five years, none of the Company, its subsidiaries, or any of their respective officers, directors, or employees: (x) has been the subject or target of any investigation, prosecution, other enforcement action, or government inquiry related to Sanctions violations; or (y) submitted a voluntary self-disclosure to any U.S. or, to the Company’s knowledge, other relevant government agency regarding actual or potential Sanctions violations. The Company maintains policies and procedures reasonably designed to promote compliance with applicable Sanctions.

2.25 Data Privacy. In connection with its collection, storage, use and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable laws (collectively “Personal Information”), the Company maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. The Company is and has been, to the Company’s knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. To the Company’s knowledge, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company such that Privacy Requirements require or required the Company to notify government authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Company’s confidential information or trade secrets.

2.26 CFIUS Representations. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company has no current intention of engaging in such activities in the future.

2.27 Disclosure. The Company has made available to TGAA all the information reasonably available to the Company that TGAA has requested for deciding whether to acquire the Note, including certain of the Company’s projections describing its proposed business plan (the “Business Plan”). No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to TGAA at the Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; however, the Company does not warrant that it will achieve any results projected in the Business Plan. It is understood that this representation is qualified by the fact that the Company has not delivered to TGAA, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to TGAAs of securities.

2.28 Regulation Crowdfunding. The Company represents and warrants that it has previously conducted and is currently conducting a Regulation CF offering (the “CF Offering”) in compliance with all applicable federal and state securities laws and regulations, including, but not limited to, Regulation Crowdfunding under the Securities Act (“Regulation CF”). Section 2.28 of the Disclosure Schedule sets for the complete and accurate details of all CF Offerings, including the price, number of Common Stock and amount raised. The Company has made available to TGAA all documentation and materials related to the CF Offerings. The Company further represents and warrants as follows:

(a)  The CF Offerings are and have been conducted through an SEC-registered crowdfunding portal or broker-dealer, and the Company has filed all necessary forms, including Form C under the Securities Act (the “Form C”), with the SEC as required under Regulation CF. All information provided in documents related to the CF Offerings, including, but not limited to, the Form C, has been prepared in compliance with Regulation CF and is accurate and complete in all material respects.

(b) The Company has provided or will provide TGAA with required disclosures, including but not limited to, the description of the business, the use of proceeds, and the financial condition of the Company. The Company has included in its materials for the CF Offerings all risk factors associated with an investment in the Company, including those related to its current business operations.

(c) The documents related to the CF Offerings do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

(d) On a date no later than the earlier of either (i) thirty days prior to the expected listing of the Common Stock of the Company or such securities received in exchange for the same pursuant to a business combination agreement or similar transaction on a national securities exchange or (ii) full subscription of the CF Offering, (the “CF Closing Date”) the Company shall terminate the CF Offerings and cease any and all solicitation pursuant thereto. For the avoidance of doubt, the Company may complete any transactions representing a commitment to purchase securities in the CF Offerings after the CF Closing Date if the commitment was made prior to the CF Closing Date.

2.29 Representations and Warranties of TGAA. TGAA hereby represents and warrants to the Company, severally and not jointly, that:

2.30 Authorization. TGAA has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which TGAA is a party, when executed and delivered by TGAA, will constitute valid and legally binding obligations of TGAA, enforceable against TGAA in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.31 Purchase for Investment. TGAA is acquiring the Note purchasable by it hereunder and the Initial Settlement Shares for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that TGAA has no present intention of selling, granting any participation in or otherwise distributing the Securities. By executing this Agreement, TGAA further represents that TGAA does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation rights to such Person or to any third Person, with respect to the Securities.

2.32 Disclosure of Information. TGAA has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the issuance of the Securities with the Company’s management. TGAA understands that such discussions, as well as any other written information delivered by the Company to TGAA, were intended to describe the aspects of the Company’s business which TGAA believes to be material. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of TGAA to rely thereon.

2.33 Restricted Securities. TGAA understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of TGAA’s representations as expressed herein. TGAA understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, TGAA must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. TGAA acknowledges that the Company has no obligation to register or qualify the Note, or the Initial Settlement Shares, for resale except pursuant to the Investor Rights Agreement. TGAA further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of TGAA’s control, and which the Company is under no obligation and may not be able to satisfy. TGAA understands that this offering is not intended to be part of a public offering, and that TGAA will not be able to rely on the protection of Section 11 of the Securities Act.

2.34 No Public Market. TGAA understands that no public market now exists for the Securities, and that the Company has made no assurances that a public market will ever exist for the Securities.

2.35 Legends. TGAA understands that the Note and any Initial Settlement Shares, may be notated with one or all of the following legends:

(a) “THESE SECURITIES NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT.

(b) Any legend set forth in, or required by, the other Transaction Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Note represented by the certificate, instrument, or book entry so legended.

2.36 Accredited Investor. TGAA is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Upon reasonable request of the Company TGAA will provide the Company with documentation to support TGAA’s status as an accredited investor.

2.37 Foreign Investors. If TGAA is not a United States person (as defined by Section 7701(a)(30) of the Code), TGAA hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the acquisition of the Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities. TGAA’s acquisition of the Securities and continued beneficial ownership of the Securities will not violate any applicable securities or other laws of TGAA’s jurisdiction.

2.38 No General Solicitation. Neither TGAA, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Securities.

2.39 Disqualification. TGAA represents that neither TGAA, nor any person or entity with whom TGAA shares beneficial ownership of Securities, is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act. TGAA also agrees to notify the Company if TGAA or any person or entity with whom TGAA shares beneficial ownership of Securities becomes subject to such disqualifications after the date hereof (so long as TGAA or any such person beneficially owns any Securities of the Company).

2.40 Foreign Investment Regulations; Sanctions. TGAA represents that if there is any consideration to be paid for the Securities pursuant to this Agreement it does not derive from activity that is or was contrary to law or from a person or location that is or was the subject of a United States embargo or other economic sanction and that no consideration to be paid for the Securities in accordance with this Agreement will provide the basis for liability for any person under United States anti-money laundering laws or economic sanctions laws. TGAA represents that neither TGAA nor any of its nominees or affiliates is on the specially designated OFAC list or similar European Union watch list. Neither TGAA, nor any of its officers, directors, employees, agents, stockholders or partners, is a Sanctioned Party.

2.41 Exculpation. TGAA acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. TGAA agrees that neither TGAA nor the respective controlling Persons, officers, directors, partners, agents, or employees of any TGAA shall be liable to any other TGAA for any action heretofore taken or omitted to be taken by any of them in connection with the acquisition of the Securities.

2.42 Residence. If TGAA is an individual, then TGAA resides in the state or province identified in the address of TGAA set forth on the signature page hereto; if TGAA is a partnership, corporation, limited liability company or other entity, then the office or offices of TGAA in which its principal place of business is identified in the address or addresses of TGAA set forth on the signature page hereto.

3. Covenants

In addition to the covenants contained in Section 3 of the Note, the following additional covenants shall apply at any time prior to the payment in full of the Note.

3.1 Indebtedness. At any time prior to the payment in full of the Note, the Company shall not create, incur, assume or permit to exist, any Indebtedness, or permit any subsidiary to take such action, other than Excluded Indebtedness (as defined below), without the written consent of the Requisite Holders (as defined below). For purposes herein, “Excluded Indebtedness” shall mean:

(a) (i) the outstanding notes listed on Schedule 3.1(a) (the “Existing Convertible Notes”) and (ii) this Agreement and the Note issued hereunder;

(b) Indebtedness outstanding on the date hereof and listed on Section 2.11(b) of the Disclosure Schedule;

(c) equipment leases, bank lines of credit or trade payables incurred in the ordinary course of business, in respect of equipment leases and bank lines of credit, not to exceed, in the aggregate, $200,000 at any time outstanding;

(d) accrued expenses, deferred rent, deferred revenue, deferred taxes and deferred compensation and customary obligations under employment arrangements; and

(e) Indebtedness constituting capital leases and purchase money obligations to finance the acquisition, construction or improvement of any fixed or capital assets not to exceed, in the aggregate at any time outstanding, $100,000 solely to the extent such Indebtedness is incurred within ninety (90) days of such acquisition, construction or improvement of such fixed or capital asset, and extensions, refinancing or replacements of the foregoing;

(f) guarantees of Indebtedness of the Company or any of its subsidiaries which constitutes Excluded Indebtedness;

(g) intercompany Indebtedness among the Company and its subsidiaries;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;

(i) Indebtedness associated with worker’s compensation claims, health, disability or other employee benefits, bonds or surety obligations, completion guarantees and other similar obligations required by any governmental requirements or unaffiliated third parties or otherwise in the ordinary course of business;

(j) to the extent constituting Indebtedness, contingent payment obligations and contingent liabilities in respect of customary indemnification or other contingent payment obligations in respect of purchase price (including earn-outs), not to exceed, in the aggregate, $100,000 at any time outstanding;

(k) hedging agreements entered into in the ordinary course of business for bona fide hedging purposes and not for speculation with an aggregate Agreement Value not to exceed $250,000 at any time outstanding;

(l) Indebtedness with respect to treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services, in each case, in the ordinary course of business, not to exceed, in the aggregate, $200,000 at any time outstanding;

(m) Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(n) endorsement of instruments or other payment items for deposit in the ordinary course of business;

(o) to the extent constituting Indebtedness, guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Company and its subsidiaries;

(p) Indebtedness not otherwise permitted under clauses (a) through (o) above in an aggregate amount at any time outstanding not to exceed $200,000; and

(q) any extension, refinancing or replacement of Excluded Indebtedness described in the foregoing clauses (a) through (q); provided that the refinancing Indebtedness does not increase the principal amount of the corresponding Indebtedness being refinanced (except in an amount equal to any prepayment premiums, fees, expense and similar amounts payable in connection with any such refinancing).

3.2 Information Rights. As long as any principal amount, together with any accrued and unpaid interest, remains outstanding under the Note, and if the Company (i) does not consummate a Business Combination and (ii) does not trigger the Put Right (as defined in the Note), the Company shall provide to TGAA:

(a) audited annual consolidated financial statements, within ninety (90) days after the end of each fiscal year;

(b) unaudited quarterly consolidated financial statements for each of the first three quarterly periods of the fiscal year of the Company, within (50) days after the end of each quarterly period;

(c) Within 3 days after the date that the Company has actual knowledge of the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an authorized officer of the Company setting forth the details of such event or development having a Material Adverse Effect and the action which the affected the Company proposes to take with respect thereto; and

(d) Within 3 days, notice to TGAA of the issuance of any debt securities of the Company in an aggregate amount exceeding $2,000,000.

3.3 Limitation on Issuance of Preferred Stock. At any time prior to the payment in full of the Note and the termination or expiration of the Investor Rights Agreement, the Company shall not issue any new series of preferred stock and shall not take any action to amend the terms of the Class A Preferred Stock and Class B Preferred Stock without the consent of the Requisite Holders of this Note and the Existing Convertible Notes and the Investor under the Investor Rights Agreement.

3.4 Limitation on Company Intellectual Property.

(a) At any time prior to the payment in full of the Note, the Company shall not sell, assign or transfer or exclusively license or otherwise dispose of any Company Intellectual Property that, individually or in the aggregate, is material to the business of the Company and its subsidiaries, without the consent of the Requisite Holders of this Note and the Existing Convertible Notes. Notwithstanding the foregoing, the Company may assign Company Intellectual Property from the Company, its subsidiaries and the Company’s Affiliates to VenHub IP, LLC.

(b) At any time prior to the payment in full of the Note, the Company shall not amend, assign, transfer, modify, terminate, rescind or revoke the IP Assignment Agreement and shall cause the Assignors to perform all necessary actions required to maintain and perfect the Holder’s security interest in the Collateral (as defined in the Note).

(c) Within 10 Business Days of the dismissal of the Litigation (as defined in the Settlement Agreement), the Company shall (i) file the IP Assignment Agreement with the US Patent and Trademark Office (“PTO”) and deliver evidence thereof to TGAA and (ii) file the other assignment agreements relating to its employee and consultants with the PTO for Company Intellectual Property, including but not limited to Application No. 63/606,111.

4. Conditions to TGAA’s Obligations at Closing. The obligations of TGAA to acquire the Securities at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of such Closing.

4.2 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Agreements that are required to be performed or complied with by the Company in all material respects on or before such Closing.

4.3 Compliance Certificates. The Chief Executive Officer of the Company shall deliver to TGAA at such Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to the Transaction Agreement shall be obtained and effective as of such Closing.

4.5 Secretary’s Certificate. The Secretary of the Company shall have delivered to TGAA at the Closing a certificate certifying (i) the Restated Certificate and Bylaws of the Company as in effect at the Closing, (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, (iii) resolutions of the stockholders of the Company approving the Restated Certificate and other Transaction Agreements, and (iv) as to the incumbency of the officers and directors of the Company.

4.6 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to TGAA, and TGAA (or its respective counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

5. Conditions of the Company’s Obligations at Closing. The obligations of the Company to execute the Agreement and the Note and deliver the Securities to TGAA at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1 Representations and Warranties. The representations and warranties of TGAA contained in Section 3 shall be true and correct in all material respects as of such Closing.

5.2 Performance. TGAA shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Agreements that are required to be performed or complied with by them in all material respects on or before such Closing.

5.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Note pursuant to the Transaction Agreements shall be obtained and effective as of the Closing.

6. Miscellaneous.

6.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and TGAA contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of TGAA or the Company.

6.2 Binding Effect; Assignment. This Agreement and the Note may not be assigned by the Company without the prior written consent of TGAA. TGAA may assign its rights, title and interest in this Note to any person upon notice to the Company with the Company’s express written consent, which shall not be unreasonably withheld; provided that the Company’s consent shall not be required for an assignment by the Holder (i) to any of its affiliates or (ii) if an Event of Default has occurred and is continuing. Any assignee of TGAA hereunder shall be deemed “TGAA” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the assignor and assignee providing a written instrument to the Company notifying the Company of such assignment and the assignee agreeing in writing to be bound by the terms of this Agreement and any applicable Note. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.3 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6 Notices.

(a) General. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A (including any “with copy to” addresses noted therein that do not constitute notice), or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 6.6(A). If notice is given to the Company, it shall be sent to the following address, or the subsequently modified address after notice thereof is given:

VenHub Global, Inc.

Attn: Shahan Ohanessian

518 S Fair Oaks Ave.

Pasadena, CA 91105

shahan@venhub.com

with copies to:

Smith Eilers, PLLC

Attn: William Eilers

149 S. Lexington Ave,

Asheville, NC 28801

(b) Consent to Electronic Notice. TGAA consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the e-mail address set forth below TGAA’s name on the signature page or Exhibit A, as updated from time to time by notice to the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected e-mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. TGAA agrees to promptly notify the Company of any change in its e-mail address, and that failure to do so shall not affect the foregoing.

6.7 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. TGAA agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which TGAA or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless TGAA from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.8 Fees and Expenses. Each party shall pay its own expenses incurred in the negotiation and preparation of this Agreement and the other Transaction Agreements.

6.9 Amendments and Waivers. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement or the Note may be made, and compliance with any covenant or provision herein or therein set forth may be omitted or waived, if the Company obtains consent thereto in writing from the holders of at least sixty percent (60%) of the aggregate principal amount of the Note then-outstanding (the “Requisite Holders”); provided, however, that no such change, addition, omission or waiver shall:

(a) reduce the principal on any Note, without the consent of the holder thereof; and

(b) disproportionately and adversely affect the rights or obligations of TGAA under this Agreement or under the Note, without the consent of TGAA so affected.

Any amendment or waiver effected in accordance with this Section 6.9 shall be binding upon each party to this Agreement.

6.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.12 Entire Agreement. This Agreement, together with all exhibits hereto and the Note, the Settlement Agreement and the Transaction Agreements, constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes any other prior negotiations, correspondence, duties, obligations, understandings or agreements concerning the subject matter hereof.

6.13 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each party will bear its own costs in respect of any disputes arising under this Agreement. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.

6.14 Tax Treatment. Each of the Company and TGAA agree to treat the Note as indebtedness for U.S. federal, and applicable state and local, income tax purposes, and the Company and TGAA shall not take any position inconsistent with such treatment on any tax return, report, form or other document, unless otherwise required by a change in law after the date hereof, a closing agreement with an applicable taxing authority, a final judgment of a court of competent jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Note and Initial Settlement Shares Issuance Agreement as of the date first written above.

COMPANY:

VENHUB GLOBAL, INC

By:	/s/ Shahan Ohanessian
Name:	Shahan Ohanessian
Title:	Chief Executive Officer

SIGNATURE PAGE TO NOTE AND INITIAL SETTLEMENT SHARES ISSUANCE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Note and Initial Settlement Shares Issuance Agreement as of the date first written above.

TARGET GLOBAL ACQUISITION I CORP.

By:	/s/ Michael Minnick
Name:	Michael Minnick
Title:	Chief Executive Officer

Address for Notices:

Target Global Acquisition I Corp.

P.O. Box 10176

Governor’s Square 23

Lime Tree Bay Avenue, Grand Cayman

KY-1102, Cayman Islands

Attention: Mike Minnick

with a copy (which shall not constitute notice) to:

Orrick Herrington & Sutcliffe LLP

51 West 52nd Street

New York, NY 10019

Attention: Alice Hsu

Email Address:

SIGNATURE PAGE TO NOTE AND INITIAL SETTLEMENT SHARES ISSUANCE AGREEMENT

EXHIBITS

Exhibit A	–	Form of Note

Exhibit B	–	Disclosure Schedule

Exhibit A

Form of Note

Ex A-1

Exhibit B

DISCLOSURE SCHEDULE

Ex B-1